Exhibit 10.43

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO

THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.) AND/OR THE S.C.

UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.)

AMENDED AND RESTATED

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into by and between Blackbaud, Inc., a Delaware corporation (the “Company”), and Marc Chardon (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that November 28, 2005 Employment and Noncompetition Agreement (the “Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement pursuant to the terms of this Agreement;

WHEREAS, the Company desires to continue employing Executive as the President and Chief Executive Officer of the Company;

WHEREAS, Executive is willing to accept continued employment in such positions with the Company in accordance with the terms of this Agreement; and

WHEREAS, the Original Agreement is superseded and replaced in its entirety by this Agreement upon the parties’ execution of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

1. Employment; Term. Subject to and upon the terms and conditions herein provided, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company for the term of this Agreement, which term shall begin as of January 28, 2010 (the “Effective Date”) and shall continue thereafter until December 31, 2012 (the “Initial Term”), unless Executive’s employment is earlier terminated as provided in Section 4 herein. After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms, which terms will run from January 1st to December 31st annually (each a “Renewal Term”). In the event either party elects not to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term, the non-renewing party will provide no less than ninety (90) days’ advance written notice of an intention not to renew the Agreement. For purposes of this Agreement, any time period in which Executive is employed hereunder, whether during the Initial Term or any Renewal Term, will be referred to as the “Term.”

2. Executive Responsibilities. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall have the power and authority to conduct the business of the Company commensurate with the office of Chief Executive Officer. Executive shall report directly to the Company’s Board of Directors (the “Board”). Executive shall perform duties consistent with Executive’s knowledge, experience and position with the Company. In performing such duties, Executive shall be subject to and shall abide by all written policies and procedures developed by the Company for, and all the written rules and regulations applicable to, senior executives of the Company, and such written policies, procedures, rules and regulations shall be provided to Executive.

During the Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time, energies, skills and attention to the affairs and activities of the Company and the discharge of his duties and responsibilities; provided, however, that Executive shall be allowed to attend to personal and family affairs and investments and he shall be allowed to serve on the board of directors of no more than three (3) for-profit or not-for-profit entities that are not affiliated with the Company and any additional boards of directors as have been or may be approved in advance by the Chairman of the Board; and provided further, however, that while carrying out such activities and while serving on such boards, Executive’s ability to devote the required time, energies, skills and attention to perform his duties hereunder will not be impaired. During the Term, the Board shall nominate Executive to be a member of the Board prior to the expiration of each of his terms as a director of the Company.

3. Compensation and Benefits.

3.1 Base Salary. In consideration for the services provided hereunder, during the Term of this Agreement, the Company shall pay to Executive an annual base salary of no less than $564,000.00, subject to applicable federal, state and local payroll taxes and other withholdings required by law or properly requested by Executive (as increased from time to time, the “Base Salary”). The Base Salary shall not be decreased at any time (including after any increase) without Executive’s written consent. The Base Salary shall be payable in conformity with the Company’s customary payroll practices. The Board (or a committee thereof) will consider increases to the Base Salary on an annual basis as part of the Company’s regular executive compensation review process; provided, however, that such Base Salary shall be increased solely at the discretion of the Board (or a committee thereof).

3.2 Bonus. In each calendar year from January 1, 2010 to the end of the Term of this Agreement, Executive shall be eligible to receive a bonus (“Bonus Compensation”) targeted at 100% of Executive’s then current Base Salary. The payout scale and the formula to be used to calculate the Bonus Compensation payable to Executive for calendar year 2010 is set out in Exhibit A hereto and will be mutually agreed upon annually for calendar years after 2010. It is agreed that the formula used to calculate the target Bonus Compensation payable to Executive for each calendar year shall be reasonable and that, pursuant to such formula, Executive’s target Bonus Compensation for each calendar year shall be reasonably achievable. In the event such formula changes by mutual agreement of the parties, the parties will sign and attach such revised formulae, if any, to Exhibit A (e.g., Exhibit A-1, etc.). Executive is eligible to earn up to two (2) times the annual target bonus if certain performance goals are met, as further described in Exhibit A hereto. Bonus Compensation is payable in the year following the year in which it is earned, within thirty (30) calendar days after finalization of financial results used to calculate the amount of Bonus Compensation. The Board (or a committee thereof) will consider increases to the Bonus Compensation on an annual basis as part of the Company’s regular executive compensation review process; provided, however, that such Bonus Compensation shall be increased solely at the discretion of the Board (or a committee thereof).

3.3 Additional Compensation and Benefits. From January 1, 2010 to the end of the Term of this Agreement, Executive shall also be eligible for the following additional compensation and benefits:

a. Executive, at the Company’s expense, shall be eligible to participate in all employee benefit plans and fringe benefits (including post-retirement benefit plans and programs, if any) as may be provided by the Company from time to time on the same basis as other senior executives of the Company are eligible, subject to and to the extent that Executive is eligible under such benefit plans in accordance with their respective terms.

b. Executive shall be entitled to reasonable periods of paid vacation, personal and sick leave during the Term in accordance with the Company’s policies regarding vacation and other leaves for senior executives of the Company.

c. The Company shall pay or reimburse Executive for all of his out-of-pocket expenses reasonably incurred in the performance of his duties hereunder on behalf of the Company, including, but not limited to, overnight delivery charges, long distance telephone and facsimile charges and travel expenses (including airfare, hotels, car rental expenses and meals), all in accordance with the Company’s expense reimbursement policy. Payment shall be due after the Company’s receipt of Executive’s invoice or expense report therefor in accordance with the Company’s expense reimbursement policies. In addition, the Company and Executive agree that the Company shall pay Executive’s counsel directly for Executive’s legal expenses incurred in connection with the negotiation and drafting of this Agreement; provided, however, that the Company’s obligation to pay such expenses shall be capped at $15,000.00.

d. During the Term, the Company shall provide Executive with health, life and short and long-term disability insurance, in scope and coverage equivalent to that provided to other senior executives of the Company; provided, however, that the short and long-term disability insurance coverage shall be for an amount not less than 60% of Executive’s Base Salary and such coverage may be provided by the Company supplementing benefits provided under the Company’s existing group disability policy, as necessary.

e. Executive will be granted stock appreciation rights (each a “Stock Appreciation Right”) on the grant dates and in the amounts provided in the table below. Subject to the following sentence and Subsections 5.2(d) and 5.3(a),

100% of each Stock Appreciation Right will vest on the vesting date provided in the table below, as long as Executive remains an employee of the Company as of the relevant vesting date. The terms and conditions of each Stock Appreciation Right will be governed by and conditioned upon the execution of a stock appreciation rights agreement between Executive and the Company.

Grant Date	Number of Shares Subject To Stock Appreciation Right	Vesting Date
02/10/2010	100,000	11/10/2010
05/10/2010	100,000	11/10/2011
08/10/2010	100,000	11/12/2012

The strike price for the shares subject to the Stock Appreciation Rights will be the fair market value of the Company’s common stock on the grant date (i.e., the closing sales price for the Company’s common stock on the grant date as quoted on the stock exchange on which the Company’s stock is then traded).

f. The Company will grant Executive an annual equity bonus payable in restricted stock (or cash if the Company does not then have sufficient shares reserved under a stock plan) (each a “Restricted Stock Bonus”), with a value of no less than $562,500.00. Each Restricted Stock Bonus shall be awarded at the same time as the annual long term incentive plan grants are awarded to other Company senior executives, but shall be granted whether or not such grants are awarded to other Company senior executives. The terms and conditions of each Restricted Stock Bonus will be governed by and conditioned upon the execution of a separate restricted stock agreement between Executive and the Company which the parties agree to enter into. The number of shares to be included in each Restricted Stock Bonus will be determined by dividing the value of such Restricted Stock Bonus by the average closing sales price of the Company’s common stock for the thirty (30) trading days preceding the grant date as quoted on the stock exchange on which the Company’s common stock is then traded. As further detailed in the restricted stock agreements between Executive and the Company, the vesting of the restricted shares under each Restricted Stock Bonus will be as follows:  1/4th of the shares included in each Restricted Stock Bonus will vest on each twelve-month anniversary of the grant date, provided that Executive remains employed by the Company as of the relevant vesting date. As further detailed in the restricted stock agreements between Executive and the Company, the vesting of any unvested shares included in any Restricted Stock Bonus will accelerate and such shares will become fully vested upon a Change in Control (as defined in Section 4.7 hereof).

g. The Company will also grant Executive an annual equity bonus payable in stock appreciation rights (or cash if the Company does not then have sufficient shares reserved under a stock plan) (each a “Stock Appreciation Rights Bonus”) with a value between zero and $1,000,000 (and with a target value of $500,000.00). The value of each Stock Appreciation Rights Bonus, if any, will be determined by the Board (or a committee thereof) in its sole discretion based on a review of Executive’s performance during the Company’s regular executive compensation review process. The number of shares subject to each Stock Appreciation Rights Bonus, if any, will be determined by dividing the value of the Stock Appreciation Rights Bonus by the value of a stock appreciation right covering one share of the Company’s common stock. The value of a stock appreciation right covering one share of the Company’s common stock will be determined as if its strike price were the average closing sales price of the Company’s common stock for the thirty (30) trading days preceding the grant date as quoted on the stock exchange on which the Company’s common stock is then traded and the value of such stock appreciation right will be determined by valuing it as if it were a stock option, using the Black-Scholes valuation methodology. Notwithstanding the foregoing method of calculating the number of shares subject to each Stock Appreciation Rights Bonus, if any, the strike price for the Stock Appreciation Rights Bonus will be the closing sales price for the Company’s common stock on the grant date as quoted on the stock exchange on which the Company’s common stock is then traded. Each Stock Appreciation Rights Bonus will be granted within thirty (30) calendar days following the determination of the value thereof by the Board (or a committee thereof) and, subject to the terms and conditions of stock appreciation rights agreements between Executive and the Company,  1/4th of the shares subject to the Stock Appreciation Rights Bonus will vest on each twelve-month anniversary of the grant date, provided that Executive remains employed by the Company as of the relevant vesting date.

With respect to each of the items of benefit listed in this Section 3 and any vesting or other criteria for eligibility applicable thereto, Executive shall be credited with length of service beginning as of the initial date of his employment by the Company, except as otherwise required by law. The Company covenants and agrees that the terms of each restricted stock agreement and stock appreciation rights agreement between Executive and the Company evidencing a Restricted Stock Bonus, the Stock Appreciation Rights and/or any Stock Appreciation Rights Bonus will be in all respects consistent with the terms of this Agreement.

4. Termination.

4.1 For Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time for “Cause” and Executive shall thereafter be entitled to no compensation or benefits under this Agreement or otherwise, except as provided in Section 5.1 hereof. For purposes of this Agreement, “Cause” means:

a. Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on Executive’s Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which Executive is constructively liable, including, but not limited to, any liability that is based on acts of the Company for which Executive is charged solely as a result of his offices with the Company and in which he was not directly involved or did not have prior knowledge of such actions or intended actions;

b. any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by Executive, which is materially detrimental to the reputation, business, and/or operations of the Company;

c. Executive’s willful and repeated failure or refusal to perform his reasonably-assigned duties (consistent with past practice of the Company) under this Agreement in accordance with Section 2 (other than due to his incapacity due to illness or injury), provided that such willful and repeated failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal; and/or

d. Executive’s willful violation of any of his material obligations contained in Section 7 herein or in that certain Employee Nondisclosure and Developments Agreement dated as of November 28, 2005 and attached as Exhibit B hereto, which violation materially injures the Company.

The Company may terminate Executive for Cause only after Executive has been given an opportunity to be heard before the full Board, with the assistance of counsel, and, after such hearing, the Board gives the Executive written notice confirming that, in the good faith judgment of two-thirds of the members of the Board (other than the Executive), “Cause” for terminating the Executive’s employment exists. The Executive’s termination for Cause shall thereupon take effect immediately. For purposes of this Agreement, no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in or not contrary to the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or upon advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and with a reasonable belief that the act or omission was in or not contrary to the best interests of the Company. If the Company terminates Executive’s employment for Cause, the provisions of Section 5.4 shall also apply.

4.2 Termination Without Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time and for any reason without Cause. If the Company terminates Executive’s employment pursuant to the provisions of this Section 4.2, Executive shall receive the compensation and benefits described in Sections 5.1 and 5.2 hereof. In the event there is a Change in Control (as defined in Section 4.7 hereof) and if the Company terminates Executive’s employment pursuant to the provisions of this Section 4.2 within twelve (12) months after a Change in Control, then Executive shall also receive any additional benefits described in Section 5.3 hereof.

4.3 Termination Without Good Reason by Executive. During the Term, Executive may voluntarily terminate his employment under this Agreement by giving the Company written notice no less than sixty (60) calendar days in advance of the effective date of such termination. Any such voluntary termination by Executive shall not constitute a breach of this Agreement. If Executive voluntarily terminates his employment pursuant to the provisions of this Section 4.3, Executive shall thereafter be entitled to no further compensation or benefits under this Agreement or otherwise, except as provided in Sections 5.1 and 5.5 hereof.

4.4 Termination for Good Reason by Executive. During the Term, Executive may terminate his employment under this Agreement at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” means any of the following occurrences, provided, however, that Executive must first provide detailed written notice to the Company of such occurrence within sixty (60) days after Executive becomes aware of such occurrence and provided further that “Good Reason” will not exist until the occurrence goes uncorrected by the Company for more than thirty (30) days after receiving detailed written notice from Executive:

a. Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities of Executive;

b. A failure of the Company to pay or provide Executive with any of the following compensation or benefits that have become due and payable to Executive: (i) Base Salary, (ii) Bonus Compensation, (iii) Restricted Stock Bonus, (iv) Stock Appreciation Rights Bonus, (v) other compensation (including restricted stock and/or any stock appreciation rights described in Section 3.3 hereof), (vi) benefits or (vii) reimbursements (unless there is a good faith dispute over reimbursement of expenses);

c. A reduction in Executive’s then Base Salary, Bonus Compensation opportunity, Restricted Stock Bonus opportunity, Stock Appreciation Rights Bonus opportunity, or other compensation (including restricted stock and/or any stock appreciation rights described in Section 3.3 hereof), or a material reduction of any material employee benefit or perquisite enjoyed by him (other than as consented to in writing by Executive);

d. Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within fifteen (15) calendar days after a sale or transfer of such assets;

e. Failure of Executive to be elected as a director of the Company at or prior to the expiration of each of his terms as a director of the Company during the Term of this Agreement or his removal from such position during such Term; and/or

f. A relocation of the Company’s principal office, or Executive’s own office location as assigned to him by the Company, to a location more than forty (40) miles from Charleston, S.C. In the event that Executive elects not to terminate his employment under this Subsection 4.4(f), the Company shall promptly reimburse Executive for the reasonable expenses he incurs in relocating from his then-current location to the location of his new office, including, without limitation, all moving expenses, legal expenses and commissions associated with selling his primary residence and all closing costs relating to his acquisition of a residence in the area of his new office.

In the event Executive terminates employment with the Company pursuant to the provisions of this Section 4.4, Executive shall receive the compensation and benefits described in Sections 5.1 and 5.2 hereof. In the event there is a Change in Control as defined in Section 4.7 hereof and if Executive terminates his employment with the Company pursuant to the provisions of this Section 4.4 within twelve (12) months after a Change in Control, then Executive shall also receive any additional benefits described in Section 5.3 hereof.

4.5 Termination for Disability or Death. During the Term, Executive’s employment may be terminated by either party in the event Executive suffers a physical or mental disability (as defined below), as determined in the reasonable opinion of a medical doctor selected by the agreement of the Company and Executive. In the event that the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. To the extent that the expenses associated with any such medical determination are not covered by medical insurance, the Company shall bear all such costs. Executive will be deemed to suffer a disability if Executive is unable, due to a physical or mental disability, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred eighty (180) nonconsecutive calendar days during any three hundred sixty five (365) calendar day period. If Executive is terminated because of a disability under this Section 4.5, he shall be entitled to such benefits as are generally available under the Company’s disability insurance policies, if any, and any additional coverage required pursuant to Subsection 3.3(d). If Executive dies or is terminated due to a disability under this Section 4.5, Executive or his estate shall be entitled to only the compensation and benefits described in Section 5.1 and 5.6 hereof.

4.6 Termination due to Non-Renewal. During both the Initial Term and any Renewal Term, either party may allow this Agreement and Executive’s employment hereunder to terminate by notifying the other party of an intention not to renew the Initial Term or a Renewal Term, as applicable, in accordance with the provisions of Section 1 hereof. If Executive notifies the Company of his intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, then Executive shall be entitled to only the compensation and benefits described in Sections 5.1 and 5.5 hereof. If the Company notifies Executive of its intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, then Executive shall be entitled to only the compensation and benefits described in Sections 5.1 and 5.7 hereof.

4.7 Definition of Change in Control. For purposes of this Agreement only, a “Change in Control” shall mean the consummation of (a) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (b) a sale of all or substantially all of the assets of the Company; (c) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the

Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (i) the then-outstanding common stock of the Company or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (iv) the liquidation or dissolution of the Company.

4.8 Board Seat. Upon termination of Executive’s employment by either party for any reason, Executive will resign his position on the Board and any other positions he may hold with or for the benefit of the Company and/or its affiliates, including, but not limited to, as an officer and/or director of any Company subsidiaries.

5. Payment Obligations Upon Termination.

5.1 Accrued Compensation and Benefits. Upon termination of Executive’s employment hereunder by either party for any reason, Executive (or his heirs, successors, personal representatives or assigns) will receive from the Company: (a) payment for any accrued, unpaid Base Salary through the termination date; (b) payment for any Bonus Compensation which has been awarded but not paid for calendar years prior to the year in which termination of Executive’s employment occurs, (c) payment for any accrued, unpaid vacation time through the termination date; (d) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; (e) participation in plans, programs, arrangements and/or other agreements of the Company and any affiliate through the termination date and thereafter in accordance with the terms thereof; and (f) payment of other amounts, entitlements and/or benefits, if any, in accordance with applicable plans, programs, arrangements and/or other agreements of the Company and any affiliate (collectively, the “Accrued Compensation”).

5.2 Termination by the Company Without Cause or by Executive for Good Reason. In addition to payment of the Accrued Compensation due to Executive pursuant to Section 5.1 hereof, if the Company terminates Executive’s employment hereunder without Cause during the Term (other than due to Executive’s death or disability) or if Executive terminates his employment hereunder for Good Reason, then the Company will provide the following severance payments, benefits and entitlements to Executive (provided, however, that the Company will not have any obligation to pay any amounts under Subsections (a) and (b) of this Section 5.2 or to provide the benefits and entitlements described in Subsections (c) and (d) of this Section 5.2 until after Executive has executed Exhibit C hereto within sixty (60) days of his termination date and until after the expiration of any revocation periods required by applicable law):

(a) The Company will make a lump-sum payment equal to a pro rata share (based upon the number of days in the year of termination through his termination date relative to 365) of Executive’s annual target Bonus Compensation at the rate in effect on the termination date, less any required taxes and withholdings, payable within sixty (60) calendar days of the termination date;

(b) The Company will continue paying Executive his annual Base Salary at the rate in effect on the termination date, less any required taxes and withholdings, for a period of twenty four (24) months after the termination date;

(c) The Company will continue Executive’s participation in the Company’s health benefits at the same level as in effect on the termination date for a period of eighteen (18) months after the termination date or until Executive is eligible (following the expiration of any applicable waiting periods) for equivalent health benefits from another employer, whichever is sooner. If the Company’s health benefit plans or programs do not allow for Executive’s continued participation in such plans or programs after termination of employment, the Company agrees to reimburse Executive for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of eighteen (18) months after the termination date; provided, however, that such reimbursement will be conditioned upon Executive’s timely election of continued coverage under COBRA; and

(d) Executive will be entitled to twelve (12) months acceleration of the vesting of any then-unvested stock options, stock appreciation rights and restricted stock granted to Executive pursuant to this Agreement, and/or the Original Agreement or pursuant to any other written agreement between Executive and the Company, such that all of Executive’s stock options, stock appreciation rights and restricted stock will be vested on Executive’s termination date as if Executive’s termination date were twelve (12) months later. All of Executive’s stock options, stock appreciation rights and restricted stock which remain unvested after giving effect to the acceleration provided for in the preceding sentence, will be forfeited as of the termination date. Executive will have two (2) years after termination of employment with the Company to exercise all of Executive’s vested stock appreciation rights granted hereunder. Pursuant to Executive’s equity award agreements, Executive will have 90 days after termination of employment with the Company to exercise all of Executive’s vested stock appreciation rights not granted hereunder and 180 days after termination of employment with the Company to exercise all of Executive’s vested stock options. In no event shall Executive be able to exercise any equity awards later than the specified expiration dates of such awards.

5.3 Termination Within 12 Months After a Change in Control. In addition to payment of any Accrued Compensation due to Executive pursuant to Section 5.1 hereof, if a Change in Control (as defined in Section 4.7 hereof) occurs, and, within 12 months after a Change in Control, the Company terminates Executive’s employment hereunder without Cause (and not due to Executive’s death or disability) or if Executive terminates his employment hereunder for Good Reason, then the Company will provide the following severance payments, benefits and entitlements to Executive (provided, however, that the Company will not have any obligation to pay any amounts under this Section 5.3 or to provide the benefits and entitlements described in this Section 5.3 until after Executive has executed Exhibit C hereto, which will be appropriately modified to provide for the payments, benefits and other entitlements to which Executive is entitled pursuant to this Section 5.3, within sixty (60) days of his termination date and until after the expiration of any revocation periods required by applicable law)

(a) The Company will provide Executive with the severance payments, benefits and entitlements described in Subsections 5.2(a)-(c). In addition to those payments and benefits, any then-unvested options, restricted stock and/or stock appreciation rights granted to Executive pursuant to this Agreement and/or the Original Agreement or pursuant to any other written agreement between the Company and Executive will immediately be vested and shall be and remain exercisable by Executive for the balance of their original terms.

(b) Notwithstanding anything contained in this Agreement to the contrary, if any payments to be made to or for the benefit of Executive are deemed to be “parachute payments” as that term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive may elect either to receive the full payment of all severance payments, benefits and entitlements hereunder or to have the Company reduce the payment thereof to the minimum extent necessary to avoid imposition of any excise tax on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G of the Code.

5.4 Termination by the Company for Cause. If the Company terminates Executive’s employment hereunder for Cause at any time during the Term, Executive will be entitled only to the compensation, benefits and entitlements described in Section 5.1 hereof and no further compensation, benefits or entitlements. In addition, all unexercised stock options and stock appreciation rights, whether vested or unvested, will immediately terminate upon Executive’s termination for Cause and all unvested restricted stock held by Executive will be forfeited immediately upon such termination.

5.5 Termination by Executive Without Good Reason or by Executive for Nonrenewal. If Executive terminates employment with the Company without Good Reason during the Term, or if Executive delivers notice of an intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, Executive will be entitled only to the compensation, benefits and entitlements described in Section 5.1 hereof. In addition, all of Executive’s then-unvested stock options and stock appreciation rights will immediately terminate upon such termination of Executive and all of Executive’s unvested restricted stock will be forfeited immediately upon such termination. Executive will have one hundred eighty (180) calendar days after termination of employment with the Company (but in no event later than any specified expiration date of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights; thereafter, any unexercised options and stock appreciation rights will terminate.

5.6 Termination Due to Death or Disability. If Executive’s employment hereunder is terminated due to death or disability during the Term, Executive will be entitled to the compensation and benefits described in Sections 5.1 and 5.2(a) hereof. In addition, all of Executive’s then-unvested stock options and stock appreciation rights will immediately terminate upon such termination of Executive and any unvested restricted stock will be forfeited immediately upon such termination. Executive will have twelve (12) months after termination of employment with the Company (but in no event later than any specified expiration of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights; thereafter, any unexercised stock options and stock appreciation rights will terminate.

5.7 Termination by the Company due to Non-Renewal.

(a) In addition to the compensation and benefits described in Section 5.1 hereof, if the Company notifies Executive of its intention not to renew the Term in accordance with Section 1, other than in the circumstances described in Section 5.7(b), and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, then the Company will treat Executive consistently with its past practice of providing severance benefits to other executive employees, based upon such executives’ level and tenure, and will provide the following severance payments, benefits and entitlements to Executive (provided, however, that the Company will not have any obligation to pay any amounts under this Section 5.7 until after Executive has executed a release of claims favoring the Company in substantially the form attached as Exhibit C hereto, which will be appropriately modified to comply with the Company’s obligations pursuant to this Section 5.7, within sixty (60) days of his termination date and until after the expiration of any revocation periods required by applicable law):

(i) The Company will make a one-time, lump sum payment equal to twelve (12) months of Executive’s then current Base Salary, less any required taxes and withholdings; and

(ii) All of Executive’s then-unvested stock options and stock appreciation rights will immediately terminate upon such termination of Executive and all of Executive’s unvested restricted stock will be forfeited immediately upon such termination. Executive will have twenty four (24) months after termination of employment with the Company (but in no event later than any specified expiration date of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights granted hereunder; thereafter, any unexercised options and stock appreciation rights will terminate.

(b) In the event that, during discussions which lead to a Change in Control or within 12 months after a Change in Control, the Company delivers notice of its intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, such termination shall be treated for all purposes of this Agreement as a termination by the Company of Executive’s employment under this Agreement without Cause within 12 months after a Change in Control and accordingly, in such event, Executive shall be entitled to receive the payments, benefits and entitlements provided for in Sections 5.1 and 5.3 on the terms and conditions set forth in Section 5.3.

5.8 No Mitigation or Offset. In the event of any termination of employment under Section 4, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or other service that he may provide, except as provided in Subsection 5.2(c) hereof.

6. Nondisclosure; Developments; Return of Materials. As a condition of employment with the Company, Executive agrees that the November 28, 2005 Employee Nondisclosure and Developments Agreement between Executive and the Company, a copy of which is attached hereto as Exhibit B and incorporated herein by reference as if fully set out herein, remains in full force and effect. Executive further agrees that upon termination of this Agreement, or upon request by the Company, Executive shall turn over to the Company all documents, files, office supplies and any other material or work product in his possession or control which were created pursuant to or derived from Executive’s services to the Company. Notwithstanding any other provision hereof, Executive will be entitled to retain (a) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to his personal affairs, (b) information showing Executive’s compensation or relating to his reimbursement of business related expenses, (c) information Executive reasonably believes may be needed for the planning and preparation of his personal tax returns and (d) copies of plans, programs, arrangements and other agreements with the Company or an affiliate relating to Executive’s employment with or separation from the Company.

7. Noncompetition. In exchange for the Company’s one-time, lump sum payment to Executive of the sum of Five Hundred Dollars ($500.00), less any withholdings required by law, and other consideration offered hereunder, the receipt and sufficiency of which is hereby acknowledged by Executive, Executive agrees as follows.

7.1 Noncompetition Provisions. Executive recognizes and agrees that the Company has many substantial, legitimate business interests that can be protected only by Executive agreeing not to compete with the Company or its subsidiaries under certain circumstances. These interests include, without limitation, the Company’s contacts and relationships with its customers, the Company’s reputation and goodwill in the industry, the financial and other support afforded by the Company, and the Company’s rights in its confidential information. Executive therefore agrees that during his employment with the Company and for the twelve (12) month period of time following the termination of such employment by either party for any reason, he will not, without the prior written consent of the Company, engage in any of the following activities in the United States (the “Protected Zones”), relating to the Protected Businesses (as defined below):

a. engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity which provides products or services directly competitive with those being actively developed, manufactured, marketed, sold or otherwise provided by the Company or its subsidiaries as of the date hereof (the “Protected Businesses”) in the Protected Zones;

b. have any ownership or financial interest, directly or indirectly, in any entity in the Protected Zones engaged in the Protected Businesses, including, without limitation, as an individual, partner, shareholder (other than as an owner of an entity in which Executive owns less than 5% of the economic interests), officer, directly, executive, principal, agent or consultant;

c. solicit, acquire or conduct any Protected Business from or with any customers of the Company or its subsidiaries (as defined below) in the Protected Zones;

d. solicit any of the employees or independent contractors of the Company or its subsidiaries or induce any such persons to terminate their employment or contractual relationships with any such entities; and/or

e. serve as an officer or director of any entity engaged in any of the Protected Businesses in the Protected Zones.

For purposes of this Section 7, customers of the Company or its subsidiaries shall include those customers to whom the Company or its subsidiaries were providing products or services at the termination of Executive’s employment, or had proposals outstanding for the provision of services, at the time of such termination.

7.2 Separate Covenants. The parties understand and agree that the noncompetition agreement set forth in this Section 7 shall be construed as a series of separate covenants not to compete: one covenant for each country, state and province within the Protected Zone, one for each separate line of business of the Company, and one for each month of the noncompetition period. If any restriction set forth in this Section 7 is held by a court of competent jurisdiction to be unenforceable with respect to one or more geographic areas, lines of business and/or months of duration, then Executive agrees, and hereby submits, to the reduction and limitation of such restriction to the minimal extent necessary so that the provisions of this Section 7 shall be enforceable.

7.3 Limitations. Nothing contained in this Agreement or in Exhibit B attached hereto shall prohibit Executive from utilizing his skill, acumen or experience after the termination of his employment with the Company, provided that such activities do not otherwise violate this Section 7. In addition, nothing in Section 7 shall prohibit Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division in which Executive is employed, or to which Executive provides services, does not engage in the Protected Businesses (as defined in Section 7.1 (a) hereof), (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that engages in the Protected Businesses (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) any Competitive Divisions of the third party with whom Executive is employed or engaged to provide services, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment or engagement with such Division. Finally, notwithstanding any other provision hereof, nothing in Section 7 shall prohibit Executive from becoming an employee of, or from otherwise providing services to, any business or enterprise (including without limitation a separate division or operating unit of a multi-divisional business or enterprise) if the amount of sales by such business or enterprise (or separate division or operating unit of a multi-divisional business or enterprise, as the case may be) of products or services which are competitive with the Protected Businesses is less than 5% of the Company’s consolidated sales for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment or engagement with such business or enterprise (or separate division or operating unit of a multi-dimensional business or enterprise, as the case may be).

8. Indemnification.

8.1 General Indemnification Provisions. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board, or if greater, by the laws of the State of Delaware, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, successors, personal representatives, assigns, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

8.2 Insurance Coverage. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers and directors.

9. Saving Provision. The Company and Executive agree and stipulate that the agreements set out in Section 7 of this Agreement and in the November 28, 2005 Employee Nondisclosure and Developments Agreement attached hereto as Exhibit B (which remains in full force and effect) are fair and reasonably necessary for the protection of the business, goodwill, confidential information, and other protectable interests of the Company in light of all of the facts and circumstances of the relationship between Executive and the Company. In the event a court of competent jurisdiction should decline to enforce those provisions, such provisions shall be deemed to be modified to restrict Executive to the maximum extent which the court shall find enforceable; provided, however, in no event shall the above provisions be deemed to be more restrictive to Executive than those contained herein.

10. Injunctive Relief. Executive acknowledges that the breach or threatened breach of any of the nondisclosure or noncompetition covenants contained herein or in Exhibit B hereto would give rise to irreparable injury to the Company, which injury would be inadequately compensable in money damages. Accordingly, notwithstanding the provisions of Section 20 hereof, the Company may seek and obtain a restraining order and/or injunction from a court of competent jurisdiction, prohibiting the breach or threatened breach of any of the nondisclosure or noncompetition covenants contained herein or in Exhibit B hereto, in addition to and not in limitation of any other legal remedies which may be available. Executive further acknowledges and agrees that the acknowledgements and covenants set out above are necessary for the protection of the Company’s legitimate goodwill and business interests and are reasonable in scope and content. Similarly, the Company acknowledges and agrees, notwithstanding the provisions of Section 20 hereof, that Executive may seek equitable relief in a court of competent jurisdiction with respect to any obligations related to the nondisclosure or noncompetition covenants contained herein or in Exhibit B hereto.

11. Enforcement. The provisions of this Agreement shall be enforceable, and payments and provision of benefits and other entitlements to Executive required to be made pursuant hereto shall be made in accordance herewith, notwithstanding the existence of any claim or cause of action against the Company by Executive or against Executive by the Company, whether predicated on this Agreement or otherwise.

12. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of South Carolina, without regard to conflict of law principles.

13. Waiver of Breach. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.

14. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, South Carolina 29492
Attention: Senior Vice President and General Counsel

With a copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Donald R. Reynolds, Esq.

If to Executive:	Mr. Marc Chardon
9 Elliott Street
Charleston, SC 29401

With a copy to:	Evans, Carter, Kunes & Bennett, P.A.
115 Church Street
Charleston, SC 29401
Attention: Edward G.R. Bennett, Esq.

15. Modification. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto (other than additional attachments to Exhibit A hereto as specified in Section 3). No modification or waiver by the Company shall be effective without the consent of at least a majority of the Board members then in office at the time of such modification or waiver, excluding Executive’s vote as a director on such matters.

16. Entirety. This Agreement, including the exhibits hereto, as it may be amended pursuant to the terms hereof, represents the complete and final agreement of the parties and shall control over any other statement, representation or agreement by the Company related to the subject matter hereof (e.g., as may appear in employment or policy manuals). This Agreement supersedes in its entirety any prior negotiations, discussions or agreements, either written or oral, between the parties with regard or relating to the employment of Executive by the Company.

17. Survival. The provisions of this Agreement and in Exhibits B and C hereto relating to post-termination compensation, benefits and other entitlements (including, without limitation, severance benefits and related rights), confidentiality and noncompetition shall survive the expiration or termination of this Agreement.

18. Severability. Without in any way limiting the provisions of Sections 7.2 and 9, in case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed and reformed to the maximum extent permitted by law.

19. Binding Effect; Successors. This Agreement shall inure to the benefit of Executive and his heirs, successors, personal representatives and assigns. Executive acknowledges that the services to be rendered by him thereunder are unique and personal in nature. Accordingly, Executive may not assign or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign or transfer this Agreement to any successor of all of its business or assets which assumes and agrees to perform this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

20. Arbitration. Other than with respect to any disputes concerning Executive’s obligations under Section 7 of this Agreement or Exhibit B hereto, in the event of any dispute or claim arising out of or in connection with this Agreement or the enforcement of rights hereunder, such dispute or claim shall be submitted to binding arbitration in accordance with S.C. Code Ann. § 15-48-10 et seq., as amended, and the then-current rules and procedures of the American Arbitration Association’s (the “AAA’s”) National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected by an agreement of the parties to the dispute or claim from the panel of arbitrators selected by the AAA, or, if the parties cannot agree on an arbitrator within thirty (30) calendar days after the notice of a party’s desire to have a dispute settled by arbitration, then the arbitrator shall be selected by the AAA in Charleston, South Carolina. The arbitrator shall apply the laws of the State of South Carolina, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. The determination reached in such arbitration shall be final and binding on all parties hereto without any right of appeal or further dispute. Execution of the determination by such arbitration may be sought in any court of competent jurisdiction.

In the event of any arbitration as provided under this Agreement, or the enforcement of rights hereunder, the arbitrator shall have the authority to, but shall not be required to, award the prevailing party his or its costs and reasonable attorneys’ fees, to the extent permitted by applicable law.

21. Section 409A.

a. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company (a) the Company has stock which is publicly-traded on an established securities market and (b) Executive is a “specified employee” within the meaning of Section 409A of the Code, then no payment, compensation, benefit or entitlement payable or provided to the Executive in connection with his employment termination that is determined, in whole or in part, to constitute a payment from a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall be paid or provided to Executive before the earlier of (i) Executive’s death or (ii) the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

b. The parties neither intend nor expect the payments under this Agreement to be subject to taxation, interest and/or penalties under Section 409A(a)(1)(B) of the Code (or any comparable successor section, referred to collectively as the “Section 409A Tax”), but the parties recognize that the application of the Section 409A Tax is uncertain at this time. If, however,

Executive and his tax advisors conclude that the Section 409A Tax will apply, the Company agrees to pay Executive an additional cash amount (a “Grossup Payment”) when making, or being deemed to make, any compensatory payment subject to the Section 409A Tax or as soon thereafter as Executive notifies the Company that additional payments are due. This Grossup Payment shall be sufficient such that the net amount retained by Executive after deduction of any additional taxes imposed by the Section 409A Tax, and any federal, state and local income tax, employment tax and excise tax imposed upon the Grossup Payment, shall be equal to the value of the compensatory payment subject to the Section 409A Tax before the application of such tax. Executive shall, at the Company’s expense, provide or approve a tax analysis to support the gross-up payments.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Employment and Noncompetition Agreement effective as of the Effective Date set forth above.

COMPANY:

BLACKBAUD, INC.

By:	/s/ Andrew Leitch
Name:	Andrew Leitch
Title:	Chairman of the Board

EXECUTIVE:

/s/ Marc Chardon Marc Chardon

EXHIBIT A

BONUS COMPENSATION FORMULA

Bonus plan based on the Blackbaud 2010 Corporate Incentive Plan Summary, but also includes a subjective portion administered at the Board’s discretion. Bonus is based 80% on attainment of key financial goals (the “Quantitative Award”) and 20% on the Board’s subjective evaluation of CEO performance (the “Subjective Award”). Target bonus shall be no less than the then current Base Salary (100% of Base Salary) based on achievement of the financial plan and full utilization of the Subjective Award. Amounts could be greater or less than this amount based on actual results and the Board’s review of CEO performance. Total bonus shall not exceed two (2) times the target bonus.

The Quantitative Award will function as follows:

•	Performance against budget, both Revenue and “Adjusted” EBIT (EBIT before bonus expense), will determine the size of award.

•	In calculating performance achievement, Revenue will receive a 50% weighting and “Adjusted” EBIT a 50% weighting.

•	Actual Revenue and Actual “Adjusted” EBIT must BOTH achieve at least 90% of budget in order for CEO to qualify for a bonus.

•	Quantitative Award will be determined based upon a factor calculated as follows:

Factor =             .5 x Actual Revenue             +     .5 x Actual “Adjusted” EBIT

Budgeted Revenue            Budgeted “Adjusted” EBIT

When the factor equals 1.00, Quantitative Award will be 100% of the target.

The Subjective Award will be determined by the Board (or a committee thereof) based on its review of CEO performance.

A-1

EXHIBIT B

EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

THIS EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT IS made and entered into this 28th day of November 2005, by and between Blackbaud, Inc., a Delaware corporation (the “Company”) and Marc Chardon (“Employee”).

WHEREAS, the Company desires to employ Employee subject to the terms and conditions set forth herein; and

Employee desires to be employed by the Company and is willing to agree to the terms and conditions set forth herein; and

Employee understands that, in its business, the Company has developed and uses commercially valuable technical and nontechnical information and that, to guard the legitimate interests of the Company, it is necessary for the Company to keep such information confidential and to protect such information as trade secrets or by patent or copyright; and

Employee recognizes that the computer programs, system documentation, manuals and other materials developed by the Company are the proprietary information of the Company, that the Company regards this information as valuable trade secrets and that its use and disclosure must be carefully controlled; and

Employee further recognizes that, although some of the Company’s customers and suppliers are well known, other customers, suppliers and prospective customers and suppliers are not so known, and the Company views the names and identities of these customers, suppliers and prospective customers and suppliers, as well as the content of any sales proposals, as being the Company’s trade secrets; and

Employee further recognizes that any ideas, software or Company processes that presently are not being sold, and that therefore are not public knowledge, are considered trade secrets of the Company; and

Employee understands that special hardware and/or software developed by the Company is subject to the Company’s proprietary rights and that the Company may treat those developments, whether hardware or software, as either trade secrets, copyrighted material or patentable material, as applicable; and

Employee understands that all such information is vital to the success of the Company’s business and that Employee, through Employee’s employment, has or may become acquainted with such information and may contribute to that information through inventions, discoveries, improvements, software development, or in some other manner;

NOW, THEREFORE, in consideration of the foregoing premises and Employee’s employment and/or continuation of employment, the parties agree as follows:

1. Employee will not at any time, whether during or after the termination of his employment, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party that the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except (i) as may be required in the ordinary course of performing his duties as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, and Employee shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner that may injure or cause loss to the Company.

2. If at any time or times during Employee’s employment, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) that relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (herein called the “Developments”), such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Employee shall promptly disclose to the Company each such Development and hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Company. Upon the request of the Company and without further remuneration by the Company, but at the expense of the Company, Employee will execute and deliver all documents and do other acts which are or may be necessary to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain, extend and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments.

3. During Employee’s employment, and for a period of twelve (12) months thereafter, Employee will not solicit business from any person or entity to whom the Company or any of its affiliates has sold its products or services; nor shall Employee contact, communicate with, solicit or attempt to recruit or hire, any employee of the Company or any of its affiliates with the intent or effect of inducing or encouraging said employee to leave the employ of the Company or any of its affiliates or to breach other obligations to the Company.

4. Employee understands that this Agreement does not create an obligation on the Company or any other person or entity to continue Employee’s employment.

5. Employee represents that the Developments, if any, identified on Exhibit 1 attached hereto comprise all the unpatented and uncopyrighted Developments that Employee has made or conceived prior to or otherwise not in connection with Employee’s employment by the Company, which Developments are excluded from this Agreement. Employee understands that it is necessary only to list the title and purpose of such Developments but not the details thereof.

Employee further represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees he will not enter into, any agreement either written or oral in conflict herewith.

6. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

7. Employee hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist.

8. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment regardless of the manner of such termination and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

9. As used in this Agreement, the term “Company” shall include Blackbaud, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. This Agreement may be amended only in a writing signed by each of the parties hereto.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to conflict of laws principles. This Agreement may be executed in counterparts, but all such counterparts shall together constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Employee Nondisclosure and Developments Agreement as a sealed instrument as of the date first above written.

EMPLOYEE:

/s/ Marc Chardon	(SEAL)
Marc Chardon

COMPANY:

BLACKBAUD, INC.

By:	/s/ Timothy Williams
Name:	Timothy Williams
Title:	Vice President and Chief Financial Officer

EXHIBIT 1

PRIOR DEVELOPMENTS BY EMPLOYEE

EXHIBIT C

General Release

                                 , 200

VIA HAND DELIVERY

Mr. Marc Chardon

9 Elliott Street

Charleston, SC 29401

Re: Separation Agreement and General Release of all Claims

Dear Marc:

As discussed, your employment with Blackbaud, Inc. (“Blackbaud”) will end on                                  ,          (the “Separation Date”). As soon as possible and no later than the Separation Date, please return all Blackbaud property, including, but not limited to, any equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies) to Blackbaud’s Vice President of Human Resources or his/her designee, except as otherwise specifically provided in Section 7 of the enclosed Separation Agreement and General Release of all Claims (the “Agreement”).

The Agreement contains the severance benefits you are entitled to pursuant to Section 5.2 of the Employment and Noncompetition Agreement, in exchange for your complete release of claims against Blackbaud. Therefore, Blackbaud encourages you to read the enclosed Agreement carefully and to consult with an attorney before signing it.

If you agree with the terms of the enclosed Agreement and wish to receive the severance benefits described in the Agreement, you must sign and date the enclosed Agreement and return the signed and dated copy to Blackbaud’s Vice President of Human Resources by hand delivery or by depositing it in the U.S. mail in the enclosed self-addressed, stamped envelope by the close of business on the twenty-first (21st) calendar day after you receive this Agreement. Once you sign this Agreement, you will have seven (7) days to revoke your acceptance by giving written notice of such revocation to Blackbaud’s Vice President of Human Resources. To be effective, the notice of revocation must actually be received by Blackbaud’s Vice President of Human Resources within the seven (7) day revocation period.

C-1

By dating and signing below in the space provided below, you are acknowledging only that you received this letter and the enclosed Agreement on the date indicated.

BLACKBAUD, INC.

By:

Print Name:
Its:

******************************************************************************

I hereby acknowledge that I have received a copy of this letter and the Separation Agreement and General Release of all Claims on this date.

Marc Chardon	Date

C-2

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO

THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.) AND/OR THE S.C.

UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.)

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (the “Agreement”) is entered into by and between Marc Chardon (“Employee”), residing at 9 Elliott Street, Charleston, SC 29401, and BLACKBAUD, INC. (“Blackbaud”), having its principal office at 2000 Daniel Island Drive, Charleston, SC 29492.

WHEREAS, Employee and Blackbaud are parties to that certain Amended and Restated Employment and Noncompetition Agreement, effective as of January 28, 2010 (the “Employment Agreement”);

WHEREAS, Employee and Blackbaud are terminating the employment relationship between them pursuant to Section [            ] of the Employment Agreement, and wish to resolve any and all claims or disputes that may exist between them by executing this Agreement; and

WHEREAS, unless otherwise defined herein, capitalized terms not specifically defined in this Agreement will have the same definition as provided in the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, as well as the payment of certain benefits to Employee as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed as follows:

1.	Separation of Employment; Accrued Compensation. Employee’s last date of employment with Blackbaud will be (the “Separation Date”). Regardless of whether Employee signs this Agreement, in accordance with Section 5.1 of the Employment Agreement, Blackbaud will make payment to Employee for: (a) any accrued, unpaid Base Salary through the Separation Date; (b) payment for any Bonus Compensation which has been awarded but not paid for calendar years prior to the year in which termination of Employee’s employment occurs, (c) any accrued, unpaid vacation time through the Separation Date; (d) reimbursement for any unreimbursed expenses in accordance with Blackbaud’s policies; (e) participation in plans, programs, arrangements and/or other agreements of Blackbaud and any affiliate through the Separation Date and thereafter in accordance with the terms thereof; and (f) payment of other amounts, entitlements and/or benefits, if any, in accordance with applicable plans, programs, arrangements and/or other agreements of the Company and any affiliate.

2.	Severance Benefits. If Employee executes this Agreement in accordance with Section 5.2 of the Employment Agreement and does not revoke it as permitted by Section 14 hereof, Employee will receive the following severance benefits:

a. Blackbaud will make a lump-sum payment equal to a pro rata share (based upon the number of days in the year of termination through the Separation Date relative to 365) of the Employee’s annual target Bonus Compensation at the rate in effect on the Separation Date, less any required taxes and withholdings, payable within sixty (60) calendar days of the Separation Date;

b. Blackbaud will continue paying Employee his annual Base Salary at the rate in effect on the Separation Date, less any required taxes and withholdings, for a period of twenty four (24) months after the Separation Date;

c. Blackbaud will continue Employee’s participation in Blackbaud’s health benefits at the same level as in effect on the Separation Date for a period of eighteen (18) months after the Separation Date or until Employee is eligible (following the expiration of any applicable waiting periods) for equivalent health benefits from another employer, whichever is sooner. If Blackbaud’s health benefit plans or programs do not allow for Employee’s continued participation in such plans or programs after termination of employment, Blackbaud agrees to reimburse Employee for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of eighteen (18) months after the Separation Date; provided, however, that such reimbursement will be conditioned upon Employee’s timely election of continued coverage under COBRA; and

d. Employee will be entitled to twelve (12) months acceleration of the vesting of any then-unvested stock options, stock appreciation rights and restricted stock granted to Employee pursuant to this Agreement, and/or the Original Agreement or pursuant to any other written agreement between Employee and Blackbaud, such that all Employee’s stock options, stock appreciation rights and restricted stock will be vested on Employee’s Separation Date as if Employee’s Separation Date were twelve (12) months later. All of Employee’s stock options, stock appreciation rights and restricted stock which remain unvested after giving effect to the acceleration provided for in the preceding sentence will be forfeited as of the Separation Date. Employee will have two (2) years after termination of employment with Blackbaud (but in no event later than any specified expiration date of Employee’s stock options or stock appreciation rights) to exercise any and all of Employee’s vested stock options or stock appreciation rights.

Employee further acknowledges and agrees that except as specifically provided in this Agreement, he is not eligible for, and will not receive, any additional payments, compensation, benefits or entitlements from Blackbaud.

3.	Consideration to Employee. In consideration of Employee’s execution of this Agreement, Blackbaud will provide Employee with the payments and benefits described in Section 2 herein.

4.	Blackbaud Benefits. Employee understands and agrees that except as specifically provided in Section 1 and Section 2(c) of this Agreement, his entitlement to all Blackbaud-provided benefits will cease as of the Separation Date.

5.	Post-Termination Obligations. Employee acknowledges, agrees, and hereby affirms that while employed by Blackbaud, he was subject to valid and enforceable non-solicitation and non-competition obligations (as provided in Section 7 of the Employment Agreement and in Exhibit B thereto, both of which are incorporated herein by reference as if fully set out herein) that placed certain restrictions on Employee following his separation from employment with Blackbaud for any reason. Employee acknowledges and agrees that these non-solicitation and non-competition obligations are and at all times have been fully enforceable against him. Employee acknowledges and agrees that such provisions of the Employment Agreement and related Employee Nondisclosure and Developments Agreement will remain and are fully enforceable.

6.	COBRA Election. Upon loss of health care coverage, Employee will be entitled to elect continuation of his health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Blackbaud will provide Employee with information explaining his right to continue his medical and dental coverage under COBRA after the Separation Date.

7.	Return of Blackbaud Property. Employee relinquishes all right, title and interest to, and will return to Blackbaud all property belonging to Blackbaud, including, but not limited to, equipment, identification cards, keys, corporate credit card(s), customer lists, information, confidential information, trade secrets, developments, forms, formulae, plans, documents, systems, designs, methodologies, product features, technology, and other written and computer materials, and copies of the same, belonging to Blackbaud, its affiliates, or any of their customers, within Employee’s possession or control and he will not at any time copy or reproduce the same. Notwithstanding any other provision hereof, Employee will be entitled to retain (a) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to his personal affairs, (b) information showing Employee’s compensation or relating to his reimbursement of business related expenses, (c) information Employee reasonably believes may be needed for the planning and preparation of his personal tax returns and (d) copies of plans, programs, arrangements and other agreements with Blackbaud or an affiliate relating to Employee’s employment with or separation from Blackbaud.

8.

Release of Claims. In consideration of the payments and benefits granted hereunder, Employee, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, except as to obligations arising under this Agreement, Blackbaud, its officers, directors, affiliates, agents and employees, and their successors and assigns, from any and all claims, causes of action, liability, damages, expenses and/or losses of whatever kind or nature (including related attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, that Employee may now have or has ever had arising directly or indirectly out of the Employment Agreement (including any and all attachments thereto), his employment, or his separation from employment, with Blackbaud, by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge includes, without limitation, any and all claims related to any wrongful or unlawful discharge, discipline or retaliation, any contract of employment, whether express or implied, compensation including commissions, Blackbaud’s benefit plans and the management thereof, defamation, slander, libel, invasion of privacy, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee’s employment, or separation from employment, with Blackbaud. This waiver, release and discharge further applies, but is not limited, to any or all claims arising under any state or federal employment discrimination law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disability Act, Executive Order 11246; the federal Family and Medical Leave Act; the South Carolina Payment of Wages Act (S.C. Code Ann. § 41-10-10 et seq.); the Employee Retirement Income Security Act of 1974; and any other applicable federal, state or local statute, regulation or common law regarding employment, employee benefits, discrimination in employment, or the termination of employment.

Employee expressly waives all claims against Blackbaud, including those which he does not know or suspect to exist in his favor as of the date of this Agreement. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Employee against Blackbaud (to the extent provided herein) constitutes a material part of the consideration flowing from Employee to Blackbaud under this Agreement; provided, however, that nothing in this Agreement prohibits Employee from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing or any other provision contained herein, Employee does not release any of the following:

(i) Employee’s rights under Section 17 of the Employment Agreement;

(ii) claims that Employee may have against Blackbaud under this Agreement;

(iii) claims that arise after the date of this Agreement;

(iv) claims with respect to any accrued or vested rights or entitlements that Employee has under any applicable written plan, program, arrangement of, or other written agreement, including this Agreement, with, Blackbaud or an affiliate;

(v) Employee’s right to be indemnified and to have his expenses reimbursed by Blackbaud pursuant to the Employment Agreement, the Certificate of Incorporation and Bylaws of Blackbaud and under applicable law and pursuant to Blackbaud’s directors’ and officers’ liability insurance policies with respect to any liability and/or expenses he incurs or incurred as an employee, officer and/or director of Blackbaud or an affiliate; and

(vi) any right or entitlement Employee may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he, Blackbaud and/or an affiliate and/or employee of Blackbaud and/or an affiliate are jointly liable.

9.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and Blackbaud with respect to all matters pertaining to Employee’s employment and termination, except that nothing herein will be deemed to modify or release any of Employee’s continuing obligations to Blackbaud under the Employment Agreement, or any other confidentiality, trade secret and invention assignment agreement signed by Employee.

10.	Governing Law. This Agreement will be construed under the laws of South Carolina, without regard to conflict of law principles.

11.	Arbitration. In the event of any dispute or claim arising out of or in connection with this Agreement or the enforcement of rights hereunder, such dispute or claim shall be submitted to binding arbitration in accordance with S.C. Code Ann. § 15-48-10 et seq., as amended, and the then-current rules and procedures of the American Arbitration Association’s (the “AAA’s”) National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected by an agreement of the parties to the dispute or claim from the panel of arbitrators selected by the AAA, or, if the parties cannot agree on an arbitrator within thirty (30) calendar days after the notice of a party’s desire to have a dispute settled by arbitration, then the arbitrator shall be selected by the AAA in Charleston, South Carolina. The arbitrator shall apply the laws of the State of South Carolina, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. The determination reached in such arbitration shall be final and binding on all parties hereto without any right of appeal or further dispute. Execution of the determination by such arbitration may be sought in any court of competent jurisdiction. Notwithstanding the foregoing, Blackbaud or Employee may bring a suit in any court of competent jurisdiction regarding any dispute concerning Employee’s obligations under Section 7 of the Employment Agreement or Exhibit B thereto.

In the event of any arbitration as provided under this Agreement, or the enforcement of rights hereunder, the arbitrator shall have the authority to, but shall not be required to, award the prevailing party his or its costs and reasonable attorneys’ fees, to the extent permitted by applicable law.

12.	No Admissions. The promises and payments described herein are not to be construed as an admission of any liability by either party with respect to any federal, state or local statute or regulation or other common law claims. The promises and payments made herein are in consideration of Employee’s release of claims against Blackbaud.

13.	Voluntary Execution. Employee understands and acknowledges that he was advised and is hereby advised in writing to consult with an attorney before executing this Agreement, and further acknowledges that he has been given a reasonable opportunity to do so. By signing below, Employee acknowledges that he has been afforded at least twenty-one (21) days from the date of his receipt of this Agreement to review and consider the Agreement’s terms.

Employee further acknowledges that he understands the contents of this Agreement, that this Agreement is entered into freely and voluntarily, and that it is not predicated or influenced by any representations of Blackbaud or any of its employees or agents other than those stated in this Agreement. Employee has carefully read, understands, and is voluntarily entering into this Agreement, and hereby attests that he fully understands the extent and importance of its provisions. Employee further acknowledges that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type.

14.	Right to Revoke. Employee understands, agrees, and acknowledges that he has seven (7) days following his execution of this Agreement to revoke the Agreement and has been, and hereby is, advised that this Agreement will not become effective or enforceable, and all payments or obligations recited herein will not be paid, until the revocation period has expired. Revocation must be in writing and received by Blackbaud’s Vice President of Human Resources before the end of business on the seventh (7th) day after Employee’s execution of this Agreement.

15.	Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

16.	Section 409A.

a. Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment with Blackbaud: (a) Blackbaud has stock which is publicly-traded on an established securities market and (b) Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), then no payment, compensation, benefit or entitlement payable or provided to the Employee in connection with his employment termination that is determined, in whole or in part, to constitute a payment from a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall be paid or provided to Employee before the earlier of (i) Employee’s death or (ii) the day that is six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to the Employee during the period between the Separation Date and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

b. The parties neither intend nor expect the payments under this Agreement to be subject to taxation interest and/or penalties under Section 409A(a)(1)(B) of the Code (or any comparable successor section, referred to collectively as the “Section 409A Tax”), but the parties recognize that the application of the Section 409A Tax is uncertain at this time. If, however, Employee and his tax advisors conclude that the Section 409A Tax will apply, Blackbaud agrees to pay Employee an additional cash amount (a “Grossup Payment”) when making, or being deemed to make, any compensatory payment subject to the Section 409A Tax or as soon thereafter as Employee notifies Blackbaud that additional payments are due. This Grossup Payment shall be sufficient such that the net amount retained by Employee after deduction of any additional taxes imposed by the Section 409A Tax, and any federal, state and local income tax, employment tax and excise tax imposed upon the Grossup Payment, shall be equal to the value of the compensatory payment subject to the Section 409A Tax before the application of such tax. Employee shall, at Blackbaud’s expense, provide or approve a tax analysis to support the gross-up payments.

Signed and accepted by Employee on                                  , 20    :

EMPLOYEE

Marc Chardon

BLACKBAUD, INC.

By:
Title:
Date: